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                                                                  Exhibit 5

                        [Hunter & Hunter Letterhead]

26th April, 1999

To:  XL Capital Ltd
     Cumberland House
     One Victoria Street
     P.O. Box HM 2245
     Hamilton HM JX
     Bermuda

Dear Sirs,

XL Capital Ltd - Form S-4 Registration Statement

You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the registration pursuant to a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended for the registration of up to 19,737,485 Class A Ordinary Shares of US $0.01 each (the "Shares") in XL Capital Ltd (the "Company") to be issued in connection with the merger of Dasher Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company with and into NAC Re Corp., a Delaware corporation pursuant to the Agreement and Plan of Merger dated as of 15th February, 1999 (the "Merger Agreement") between the Company, Dasher Acquisition Corp. and NAC Re Corp.

We have examined and relied upon the Merger Agreement and the Registration Statement, the minutes of a meeting of the board of directors of the Company held on 15th February, 1999 and the Company's Memorandum and Articles of Association as issued by or filed with the Registrar of Companies of the Cayman Islands prior to the date hereof. We have assumed without independent verification the genuiness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies. We have also relied upon the accuracy of a certificate of an officer of the Company dated 26th April, 1999 in giving this opinion without further verification.

We assume that all Shares to be issued pursuant to the Merger Agreement have been reserved for issuance and that there will be no intervening changes in the Company's Memorandum and Articles of Association, the laws of the Cayman Islands or any other relevant matter.

On the basis of the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Company has sufficient authorised share capital to issue the Shares and, when issued in accordance with the terms of the Merger Agreement and registered in the Register of Members of the Company, the Shares will be validly issued, credited as fully paid and not subject to further calls or assessments by the Company.

We are practising in the Cayman Islands and we do not purport to be experts on the laws of any other jurisdiction and we have made no investigation of, and we do not express any opinion as to the laws of any jurisdiction other than the Cayman Islands. This opinion is based upon the laws of the Cayman Islands and the Memorandum and Articles of Association of the Company in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

This opinion is intended solely for your benefit and may not be relied upon by any other person although we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing in the Registration Statement under the heading "Legal Matters".

Yours faithfully,

HUNTER & HUNTER

per: /s/ G.K. Joblin
     ---------------
       G.K. Joblin